Exhibit 10.1

AMENDMENT #3 TO CONTRACT

AGREEMENT, made and entered into this __ day of March, 2017, by and between NioCorp Developments Ltd., of 7000 South Yosemite Street, Suite115, Centennial, CO 80112 (hereinafter referred to as "NioCorp") and Lind Asset Management IV, LLC, of 370 Lexington Ave, Suite 1900, New York, NY 10017 (hereinafter referred to as "Lind").

WITNESSETH

WHEREAS, NioCorp and Lind have previously entered into that certain "Convertible Security Funding Agreement" dated December 14, 2015, as amended by Amendment #1 To Contract dated September 26, 2016 and Amendment #2 To Contract dated December 20, 2016 (hereinafter collectively referred to as the "Contract"); and

WHEREAS, NioCorp and Lind wish to further amend the terms and conditions of the Contract as hereinafter provided;

NOW THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, each to the other in hand paid, NioCorp and Lind agree that:

The definition of the word “Term” as it appears in Section 1.1 of the Contract is hereby deleted and replaced in its entirety with the following:

Term means:

(a)	in respect of the First Convertible Security, the period commencing from the First Closing Date and ending on the date that is the earlier of: (i) thirty (30) months from the First Closing Date; or (ii) thirty (30) calendar days after the date on which there is nil Amount Outstanding for the First Convertible Security due to the Amount Outstanding having been fully converted and/ or fully repaid (including with any applicable premium); and

(b)	in respect of the Second Convertible Security, the period commencing from the Second Closing Date and ending on the date that is the earlier of: (i) twenty-four (24) months from the Second Closing Date; or (ii) thirty (30) calendar days after the date on which there is nil Amount Outstanding for the Second Convertible Security due to the Amount Outstanding having been fully converted and/ or fully repaid (including with any applicable premium).

(c)	In respect of the Subsequent First Convertible Security at the Request of the Investor, the period commencing from the date of the Subsequent First Convertible Security Closing at the Request of the Investor and ending on the date that is the earlier of: (i) twenty-four (24) months from the date of the Subsequent First Convertible Security Closing at the Request of the Investor; or (ii) thirty (30) calendar days after the date on which there is nil Amount Outstanding for the Subsequent First Convertible Security at the Request of the Investor due to the Amount Outstanding having been fully converted and/ or fully repaid (including with any applicable premium); and

(d)	In respect of the Subsequent First Convertible Security at the Request of the Company, the period commencing from the date of the Subsequent First Convertible Security Closing at the Request of the Company and ending on the date that is the earlier of: (i) twenty-four (24) months from the date of the Subsequent First Convertible Security Closing at the Request of the Company; or (ii) thirty (30) calendar days after the date on which there is nil Amount Outstanding for the Subsequent First Convertible Security at the Request of the Company due to the Amount Outstanding having been fully converted and/ or fully repaid (including with any applicable premium); and

Sections 2.1(c) and (d) of the Contract are hereby deleted and replaced in their entirety with the following:

(c)	at any time during the Term of the First Convertible Security, so long as any part of the Face Value of the First Convertible Security remains outstanding, the Investor may (at its absolute discretion) issue the Company with a written notice that it intends to increase the amount of the funding advanced under the First Convertible Security (First Convertible Security Increase Notice from the Investor) and within five (5) Trading Days of the issue of the First Convertible Security Increase Notice from the Investor, the Investor will advance to the Company, in immediately available funds a further US$1,000,000 (subject to any additional set off in this Agreement) with an implied interest rate of 10% per annum (being a Total Interest Amount of US$200,000 regardless of whether the Conversion and/or repayment of the entire Amount Outstanding for the First Convertible Security occurs before the expiry of the Term, subject to clause 5.4(d)), as additional consideration for the First Convertible Security, the Face Value of the First Convertible Security of which will increase by US$1,200,000 (said amount representing a further funding amount of US$1,000,000 plus an implied interest amount of US$200,000 and herein referred to as the Subsequent First Convertible Security at the Request of the Investor) (the date on which such funds are received from the Investor by the Company constituting the Subsequent First Convertible Security Closing at the Request of the Investor);

(d)	if the Amount Outstanding of the First Convertible Security has been reduced by at least US$1,200,000 further to the exercise by the Investor of its conversion rights under clause 5.2 hereunder, the Company may, within 90 days of the US$1,200,000 reduction, issue the Investor with a written notice requiring the Investor to increase the amount of the funding advanced under the First Convertible Security (First Convertible Security Increase Notice from the Company) and within thirty (30) Trading Days of the issue of the First Convertible Security Increase Notice from the Company, the Investor will advance to the Company, subject to no prior or current Event of Default and provided that at such time (i) the Market Capitalisation of the Company is above C$90,000,000, and (ii) the Company has at least US$1,000,000 of cash on its balance sheet in immediately available funds a further US$1,000,000 (subject to any additional set off in this Agreement) with an implied interest rate of 10% per annum (being a Total Interest Amount of US$200,000 regardless of whether the Conversion and/or repayment of the entire Amount Outstanding for the First Convertible Security occurs before the expiry of the Term, subject to clause 5.4) as additional consideration for the First Convertible Security, the Face Value of the First Convertible Security of which will increase by US$1,200,000 (said amount representing a further funding amount of US$1,000,000 plus an implied interest amount of US$200,000 and herein referred to as the Subsequent First Convertible Security at the Request of the Company) (the date on which such funds are received from the Investor by the Company constituting the Subsequent First Convertible Security Closing at the Request of the Company);

Except as specifically set forth hereinabove, the Contract remains in full force and effect.

In witness whereof the parties have set their mutual hands and seals the day and date first above written.

NioCorp Developments Ltd.:		Lind Asset Management IV, LLC:

By:		By:

	Title		Title